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                                                                                                                            5/30/97
                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                   and the twelve months ended April 30, 1997

                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                                           Ended
                                                                                       Year ended December 31,             April 30,
                                                          =========================================================================
                                                                1992       1993        1994          1995       1996         1997
                                                                ====       ====        ====          ====       ====         ====
                                                          -----------------------------Thousands of Dollars-------------------------
   Income  Before  Interest  Charges                      $ 1,792,538   $1,826,864  $1,756,149    $1,900,288 $1,944,144  $1,951,259
      Currently payable  federal & state income taxes         393,006      484,926     685,047       656,519    651,213     624,880
      Deferred  federal & state income taxes, net             220,577      209,376      (3,881)       86,938     56,603      51,932
      Other income taxes, net                                  (5,704)     (17,535)      4,145        25,194     49,802      45,042
      AFUDC - Debt funds                                       11,922       13,251      18,123        20,267     19,073      17,885
                                                          ------------ ----------- -----------   ----------- ---------- -----------
         Earnings as defined                              $ 2,412,339   $2,516,882  $2,459,583    $2,689,206 $2,720,835  $2,690,998
                                                          ============ ============ ===========   ========== =========== ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $   683,057     $594,746  $  567,120    $  557,199 $  530,067  $  561,950
   Interest on interim  obligations                           15,650       29,831      33,401        62,693    107,008     104,300
   Amort of debt discount, premium & expense, net             14,231       26,295      29,911        43,960     33,184      28,266
   Other interest  charges                                    34,222       87,086      46,945        52,712     68,099      93,378
                                                         ------------  ----------- -----------   ---------------------- -----------
         Fixed charges as defined                        $   747,160     $737,958  $  677,377    $  716,564 $  738,358  $  787,894
                                                         ============  =========== ===========   ====================== ===========



RATIO OF EARNINGS TO FIXED CHARGES                              3.23         3.41        3.63          3.75       3.68        3.42
                                                                ====         ====        ====          ====       ====        ====

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